                                           Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-128239
PROSPECTUS

                                 581,666 SHARES

                    [G-III APPAREL GROUP, LTD. LOGO OMITTED]

                                  COMMON STOCK

                               ------------------

         This prospectus relates to 581,666 shares of our common stock that may be offered for resale by the selling stockholders named in this prospectus. No securities are being offered or sold by us pursuant to this prospectus.

         The selling stockholders acquired the shares of our common stock to which this prospectus relates directly from us in connection with (a) our acquisition of J. Percy For Marvin Richards, Ltd. and affiliated companies and
(b) our sale of shares to three of the principals of Winlit Group, Ltd. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

         Our common stock is quoted on The Nasdaq National Market under the symbol "GIII." The last reported sale price of our common stock on The Nasdaq
National Market on October 6, 2005 was $11.24 per share.

         The selling stockholders may sell their shares of our common stock from time to time on The Nasdaq National Market or otherwise, in one or more transactions at fixed prices, at prevailing market rates at the time of sale or at prices negotiated with purchasers. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay substantially all expenses of registration of the shares of our common stock to which this prospectus relates.

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         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
FACTORS" BEGINNING ON PAGE 5.

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         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

                 The date of this prospectus is October 7, 2005.

                                TABLE OF CONTENTS

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         We have not authorized any person to give any information or make any statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on
it. This prospectus is not an offer to sell, nor is it a solicitation of any offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date. You should not assume that the information in this prospectus is accurate as of any date after its date.

                                       i

                                     SUMMARY

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration statement. Under this shelf process, the selling stockholders may from time to time sell the shares of our common stock that they hold in one or more offerings. This prospectus provides you with a general description of the shares being offered. You should read this prospectus, including all documents incorporated herein by reference, together with the additional information described under the heading "Where You Can Find More Information."

         The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the shares being offered under this prospectus. You should read the registration statement and the accompanying exhibits for further information.
The registration statement and exhibits can be read and are available to the public over the Internet at the SEC's website at http://www.sec.gov as described under the heading "Where You Can Find More Information."

         Unless the context otherwise requires, "G-III", "us", "we" and "our"
refer to G-III Apparel Group, Ltd. and its subsidiaries. References to fiscal years refer to the year ended or ending on January 31 of that year. For example, our fiscal year ended January 31, 2005 is referred to as "fiscal 2005." Our
Internet address is http://www.g-iii.com.

COMPANY OVERVIEW

         G-III designs, manufactures, imports and markets an extensive range of outerwear and sportswear including coats, jackets, pants, skirts and other sportswear items, as well as handbags and accessories, under licensed labels, our own proprietary labels and private retail labels. Our strategy is based upon delivering superior apparel value to the retail consumer through recognizable brands. We distribute our products through a broad mix of retail partners at a variety of price points.

         The sale of licensed products is a key element of our strategy. We have been distributing products under licensed brands for over ten years. We have licenses to produce products under the Kenneth Cole New York, Reaction Kenneth
Cole, Calvin Klein, ck Calvin Klein, Nine West, Cole Haan, Guess?, Jones New
York, Jones NY Collection, Sean John, Cece Cord, IZOD, St. John, House of
Dereon, Ellen Tracy, Tommy Hilfiger, Donald Trump, James Dean, Bill Blass,
Blassport, London Fog, Pacific Trail and BCBG by Max Azria fashion labels. We are also licensed to produce products containing trademarks of the National
Football League, National Basketball Association, Major League Baseball,
National Hockey League, Louisville Slugger, Nascar, World Poker Tour, and many colleges and universities located in the United States.

         Proprietary labels under which we currently sell product include G-III,
Black Rivet, Siena Studio, Colebrook & Co., JLC, J.L. Colebrook, Colebrook,
Colebrook Essentials, Colebrook Classics, G-III by Carl Banks, Marvin Richards,
Winlit, NY 10018 and LNR.

         We operate our business in two segments, licensed apparel and non-licensed apparel. The licensed apparel segment includes sales of apparel brands licensed by us from third parties. The non-licensed apparel segment principally includes sales of apparel under our own brands and private label brands owned by retailers, as well as commission fee income received on sales that are financed by and shipped directly to our customers.

         We are a Delaware corporation that was formed in 1989. We and our predecessors have conducted our business since 1974. Our executive offices are located at 512 Seventh Avenue, New York, New York 10018, and our telephone number at that address is (212) 403-0500.

RECENT DEVELOPMENTS

Acquisition of J. Percy For Marvin Richards, Ltd. and Affiliated Companies

         On July 11, 2005, we acquired all of the outstanding capital stock of
J. Percy for Marvin Richards, Ltd., all of the membership interests of CK
Outerwear, LLC and 50% of the membership interests of Fabio Licensing, LLC, which we refer to collectively as Marvin Richards.

         We acquired Marvin Richards for aggregate consideration consisting of
$19,185,000 in cash, 466,666 shares of our common stock and 150,000 shares of our common stock that may vest based on the Closing Price (defined to mean the average closing price of our common stock for 20 consecutive trading days) as follows:

                                                                                         APPLICABLE NUMBER OF
                           VESTING CONDITION                                                UNVESTED SHARES
                         ---------------------                                         -----------------------

If, at any time between July 11, 2005 and January 31, 2009, the Closing
     Price is $20.00 or greater............................................                     50,000
If, at any time between July 11, 2005 and January 31, 2007, the Closing
     Price is $10.00 or greater............................................                     25,000
If, at any time between February 1, 2006 and January 31, 2008, the
     Closing Price is $11.00 or greater....................................                     25,000
If, at any time between February 1, 2007 and January 31, 2008, the
     Closing Price is $12.00 or greater....................................                     25,000
If, at any time between February 1, 2008 and January 31, 2009, the
     Closing Price is $13.00 or greater....................................                     25,000
All of the above shares vest if at any time between July 11, 2005 and
     January 31, 2007, the Closing Price is $20.00 or greater..............                     150,000
                                                                                  (or such lower number of shares that are
                                                                                  then subject to our repurchase right)

We have the right to repurchase any of these unvested shares for $.01 per share if the vesting condition described above can no longer be satisfied. In August
2005, 25,000 of these shares vested. The 466,666 shares issued in connection with the acquisition of Marvin Richards and the 25,000 shares that have vested are included in the shares covered by this prospectus.

         The sellers are entitled to receive additional purchase price based on the performance of our new Marvin Richards division through the fiscal year ending January 31, 2009.

         Marvin Richards has been an outerwear manufacturer and supplier for over 20 years under the Marvin Richards brand name. In addition, it has licenses for men's and women's outerwear under the Calvin Klein brand name and women's outerwear under the St. John brand name. Marvin Richards also conducts a variety of private label programs.

Acquisition of Operating Assets of Winlit Group, Ltd.

         On July 11, 2005, we acquired specified operating assets of Winlit
Group, Ltd., which we refer to as Winlit. We acquired the operating assets of
Winlit by paying $580,000 in cash and assuming $6.7 million of Winlit's bank debt that became part of the revolving credit debt under the Financing Agreement
(see "--Financing Agreement" below). The seller is entitled to receive additional purchase price based on the performance of our new Winlit division through January 31, 2009.

         Winlit has been a supplier of outerwear for over 35 years. As a result of acquiring Winlit's assets, we have licenses for outerwear under the Guess?
brand name and leather outerwear under the Tommy Hilfiger brand name, as well as licenses for Ellen Tracy, London Fog, Pacific Trail and BCBG by Max Azria.
Winlit also sells apparel under the Winlit, La Nouvelle Renaissance, LNR, and NY
10018 owned names and through private label programs.

         Contemporaneously with our acquisition of specified operating assets of
Winlit, we sold an aggregate of 90,000 shares of our common stock to David Winn,
Richard Madris and Geoffrey Freeman, at a price of $7.50 per share. These shares are included in the shares covered by this prospectus.

Financing Agreement

         On July 11, 2005, we entered into a financing agreement, which we refer to as the Financing Agreement, with The CIT Group/Commercial Services, Inc., as agent, and Bank Leumi USA, CIT, Commerce Bank, N.A., HSBC Bank USA, National
Association, Israel Discount Bank of New York and Webster Business Credit, as
lenders. The Financing Agreement is a three year senior secured credit facility providing for borrowings in the aggregate principal amount of up to $195 million. The facility consists of a revolving line of credit and a term loan.

         The revolving line of credit provides for a maximum line ranging from
$45 million to $165 million at specific times during the year, provided that there are no borrowings outstanding for at least 45 days during the period from
December 1 through April 30 each year. Amounts available under the line are subject to borrowing base formulas and over advances as specified in the
Financing Agreement. Borrowings under the line of credit bear interest at our option at the prime rate or LIBOR plus 2.25%.

         The term loan is in the principal amount of $30 million payable over three years with eleven quarterly installments of principal in the amount of
$1,650,000, commencing on December 31, 2005, and the remaining balance of
$11,850,000 due on maturity of the loan. Mandatory prepayments are required under the term loan commencing with the fiscal year ending January 31, 2007 to the extent of 50% of excess cash flow, as defined. The term loan bears interest, at our option, at prime plus 1% or LIBOR plus 3.25%.

         The Financing Agreement requires that we, among other things, (i)
maintain net worth, as defined, of $48 million as of October 31, 2005, and $45 million as of January 31, 2006, and effective net worth in amounts to be determined with respect to later periods; (ii) achieve earnings before interest, taxes, depreciation and amortization, or EBITDA, of $15 million as of the end of the twelve months ending October 31, 2005 and $20 million as of the end of the twelve months ending January 31, 2006, and EBITDA to be determined with respect to later periods; and (iii) maintain fixed charge coverage ratios of 1.35 to 1.0 for the three month period ending October 31, 2005 and 1.30 to 1.0 for the six month period ending January 31, 2006, and fixed charge coverage ratios to be determined with respect to later periods. The Financing Agreement also limits payments for cash dividends and stock redemptions to $1.5 million plus an additional amount for stock redemptions based on the proceeds of sales of equity securities. The Financing Agreement is secured by all of our assets.

         On July 11, 2005, in connection with the Financing Agreement entered into on that date, we repaid in full all borrowings under our previously existing secured working capital line of credit. As a result, the Sixth Amended and Restated Loan Agreement, dated April 29, 2002, by and among G-III Leather, the banks signatory thereto and Fleet Bank, N.A., as agent, as amended, was terminated.

New Director and Chief Financial Officer

         On September 14, 2005, our board of directors elected Laura Pomerantz as a director and promoted Neal Nackman to the position of Chief Financial
Officer.

SHARES OFFERED

         We are registering for resale by the selling stockholders an aggregate of 581,666 of our shares of common stock that were acquired directly from us as a result of (a) the issuance of 466,666 shares in connection with our acquisition of Marvin Richards, (b) 25,000 unvested shares issued in connection with the acquisition of Marvin Richards that vested in August 2005 and (c) our sale of 90,000 shares to three of the principals of Winlit.

         We are also registering for resale any additional shares of common stock which may become issuable for no additional consideration by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of our shares of common stock outstanding.

                                  RISK FACTORS

         In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered hereby. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially.
Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus, including the documents incorporated by reference.

RISK FACTORS RELATING TO OUR OPERATIONS

THE FAILURE TO MAINTAIN OUR LICENSING ARRANGEMENTS COULD HAVE A MATERIALLY
ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

         We are dependent on sales of licensed product for a substantial portion of our revenues. In fiscal 2005, revenues from the sale of licensed product accounted for 68.0% of our net sales compared to 78.4% of our net sales in fiscal 2004 and 52.8% of our net sales in fiscal 2003.

         We are generally required to achieve specified minimum net sales, pay specified royalties and advertising payments and receive prior approval of the licensor as to all elements of a garment prior to production. License agreements also may restrict our ability to enter into other license agreements for competing products. If we do not satisfy any of these requirements, a licensor usually will have the right to terminate our license. Even if a licensor does not terminate our license, the failure to achieve net sales sufficient to cover our required minimum royalty payments could have a material adverse effect on our results of operations. If a license contains a renewal provision, there are usually minimum sales and other conditions that must be met in order to be able to renew a license. Even if we comply with all the terms of a licensing agreement, we cannot be sure that we will be able to renew an agreement when it expires even if we desire to do so.

OUR SUCCESS IS DEPENDENT ON THE STRATEGIES AND REPUTATION OF OUR LICENSORS.

         Our business strategy is to offer our products on a multiple brand, multiple channel and multiple price point basis. As a part of this strategy we license the names and brands of numerous recognized companies, designers and celebrities. In entering into these license agreements, we plan our products to be targeted towards different market segments based on consumer demographics, design, suggested pricing and channel of distribution. If any of our licensors decides to "reposition" its products under the brands we license from them, introduce similar products under similar brand names or otherwise change the parameters of design, pricing, distribution, target market or competitive set, we could experience a significant downturn in that brands' business, adversely affecting our sales and profitability. In addition, as products may be personally associated with designers or celebrities, our sales of those products could be materially and adversely affected if any of those individuals' images, reputations or popularity were to be negatively impacted.

IF WE ARE UNABLE TO SUCCESSFULLY TRANSLATE MARKET TRENDS INTO ATTRACTIVE PRODUCT
OFFERINGS, OUR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

         Our ability to successfully compete depends on a number of factors, including our ability to effectively anticipate, gauge and respond to changing consumer demands and tastes across multiple product lines and tiers of distribution. We are required to translate market trends into attractive product offerings and operate within substantial production and delivery constraints. We cannot be sure we will continue to be successful in this regard. For example, a key part of our success in fiscal 2004 was a result of increased sales of fashion sports

apparel. This trend did not continue in fiscal 2005 and, as a result, our results of operations were materially adversely affected. We need to respond to changing trends in order to be successful.

IF OUR CUSTOMERS CHANGE THEIR BUYING PATTERNS OR DEVELOP THEIR OWN PRIVATE LABEL
BRANDS, OUR SALES TO THESE CUSTOMERS COULD BE MATERIALLY ADVERSELY AFFECTED.

         Our customers' buying patterns, as well as the need to provide additional allowances to vendors, could have a material adverse effect on our business, results of operations and financial condition. Customers' strategic initiatives, including developing their own private labels brands and reducing the number of vendors they purchase from, could also impact our sales to these customers.

IF WE MISCALCULATE THE MARKET FOR OUR PRODUCTS, WE MAY END UP WITH SIGNIFICANT
EXCESS INVENTORIES FOR SOME PRODUCTS AND MISSED OPPORTUNITIES FOR OTHERS.

         We often produce garments to hold in inventory in order to meet our customers' delivery requirements and to be able to quickly fulfill reorders. If we misjudge the market for our products, we may be faced with significant excess inventories for some products and missed opportunities with others. In addition, weak sales and resulting markdown requests from customers could have a material adverse effect on our business, results of operations and financial condition.

WE ARE DEPENDENT UPON INDEPENDENT FOREIGN MANUFACTURERS.

         We do not own or operate any manufacturing facilities. Almost all of our products are imported from independent foreign manufacturers. Our dependence on independent manufacturers has increased as a result of the closing of our
Indonesian manufacturing facility and the sale of our joint venture interest in a manufacturing facility in China. The failure of independent manufacturers to ship products to us in a timely manner or to meet required quality standards could cause us to miss the delivery date requirements of our customers. The failure to make timely deliveries could cause customers to cancel orders, refuse to accept delivery of products or demand reduced prices, any of which could have a material adverse effect on our business.

         We are also dependent on these manufacturers for compliance with our policies and the policies of our licensors and customers regarding labor practices. In addition, since we negotiate our purchase orders with foreign manufacturers in United States dollars, the value of the United States dollar against local currencies could impact our cost in dollars of production from these manufacturers. If there is continued downward pressure on the value of the dollar, our purchase prices for our products could increase. We may not be able to offset an increase in product costs with a price increase to our customers.

WE ARE SUBJECT TO THE RISKS OF DOING BUSINESS ABROAD.

         Our arrangements with foreign manufacturers are subject to the usual risks of doing business abroad, including currency fluctuations, political or labor instability and potential import restrictions, duties and tariffs. We do not maintain insurance for the potential lost profits due to disruptions of our overseas factories. Because our products are produced abroad, political and/or economic instability in China or elsewhere could cause substantial disruption in the business of our foreign manufacturers. This could materially adversely affect our financial condition and results of operations. In addition, heightened terrorism security concerns could subject imported goods to additional, more frequent or more thorough inspections. This could delay deliveries and/or increase costs which could adversely impact our results of operations.

FLUCTUATIONS IN THE PRICE, AVAILABILITY AND QUALITY OF LEATHER OR OTHER RAW
MATERIALS USED BY US COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR COST OF GOODS
SOLD AND ABILITY TO MEET CUSTOMER DEMANDS.

         We compete with numerous entities for supplies of raw materials and manufacturing and tanning capacity. The supply of leather is vulnerable to animal diseases as well as natural disasters that can affect the supply and price of raw leather. For example, in the past the outbreak of mad-cow and foot-and-mouth disease in Europe, and its after effects, adversely affected the supply of leather. Any reoccurrence of these diseases could adversely affect us.

IF WE LOSE THE SERVICES OF OUR KEY PERSONNEL, OUR BUSINESS WILL BE HARMED.

         Our future success depends on Morris Goldfarb and other key personnel.
The loss of the services of Mr. Goldfarb and any negative market or industry perception arising from the loss of his services could have a material adverse effect on us and the price of our shares. Our other executive officers have substantial experience and expertise in our business and have made significant contributions to our success. The unexpected loss of services of one or more of these individuals could adversely affect us.

WE HAVE EXPANDED OUR BUSINESS THROUGH ACQUISITIONS THAT COULD RESULT IN
DIVERSION OF RESOURCES AND EXTRA EXPENSES. THIS COULD DISRUPT OUR BUSINESS AND
ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         Part of our strategy is to pursue acquisitions to expand our business.
For example, in July 2005, we acquired Marvin Richards and the operating assets of Winlit. The negotiation of potential acquisitions as well as the integration of acquired businesses could divert our management's time and resources.
Acquired businesses may not be successfully integrated with our operations. We may not realize the intended benefits of any acquisition.

         Acquisitions could result in:

             o     substantial cash expenditures;

             o     potentially dilutive issuances of equity securities;

             o     the incurrence of debt and contingent liabilities;

             o     a decrease in our profit margins; and

             o     amortization of intangibles  and potential impairment of
                   goodwill.

         If acquisitions disrupt our operations, our business may suffer.

WE MAY NEED ADDITIONAL FINANCING TO CONTINUE TO GROW.

         The continued growth of our business depends on our access to sufficient funds to support our growth. Our primary source of working capital to support our growth is our line of credit and related term loan entered into in
July 2005. Our need for working capital and the amount of our debt increased as a result of our two acquisitions in July 2005. Our term loan requires us to make quarterly payments of $1,650,000 commencing in December 2005 with a final payment of $11,850,000 due in July 2008. Our growth is dependent on our ability to extend and increase the line of credit and may be dependent on our ability to refinance the term loan if we do not generate sufficient cash to make the payments due under the term loan. If we are unable to refinance our debt, we cannot be sure we will be able to secure alternative financing on satisfactory terms or at all.

RISK FACTORS RELATING TO THE APPAREL INDUSTRY

THE AGGRESSIVE AND COMPETITIVE NATURE OF THE APPAREL INDUSTRY MAY RESULT IN
LOWER PRICES FOR OUR PRODUCTS AND DECREASED GROSS PROFIT MARGINS.

         The apparel business is highly competitive. We have numerous competitors with respect to the sale of apparel, including distributors that import apparel from abroad and domestic retailers with established foreign manufacturing capabilities. Many of our competitors have greater financial and marketing resources and greater manufacturing capacity than we do. We also compete with vertically integrated apparel manufacturers that also own retail stores. The aggressive and competitive nature of the apparel industry may result in lower prices for our products and decreased gross profit margins, either of which may materially adversely affect our sales and profitability. Sales of our products are affected by style, price, quality and general fashion trends.

IF MAJOR DEPARTMENT, MASS MERCHANT AND SPECIALTY STORE CHAINS CONTINUE TO
CONSOLIDATE, OUR BUSINESS COULD BE NEGATIVELY AFFECTED.

         We sell our products to major department, mass merchant and specialty store chains. Continued consolidation in the industry, such as the purchase of
May Department Store Company by Federated Department Stores, Inc., could negatively impact our business. If purchasing decisions become more centralized, the risk of consolidation increases. Customers may also concentrate purchases among a narrowing group of vendors. This could adversely affect our business.

THE CYCLICAL NATURE OF THE APPAREL INDUSTRY AND UNCERTAINTY OVER FUTURE ECONOMIC
PROSPECTS COULD HAVE A MATERIALLY ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

         The apparel industry is cyclical. Purchases of outerwear, sportswear and other apparel tend to decline during recessionary periods and sales of our products may decline at other times as well for a variety of reasons, including changes in fashion trends and the introduction of new products or pricing changes by our competitors. Uncertainties regarding future economic prospects could affect consumer-spending habits and have an adverse effect on our results of operations. Uncertainty with respect to consumer spending as a result of weak economic conditions has in the past caused our customers to delay the placing of initial orders and to slow the pace of reorders during the seasonal peak of our business. This had a material adverse effect on our results of operations at times in the past and could have a material adverse effect on our results of operations in the future as well.

THE SIGNIFICANT INCREASE IN FUEL PRICES COULD ADVERSELY AFFECT OUR RESULTS OF
OPERATIONS.

         Fuel prices have increased significantly during the past year, most recently as a result of Hurricane Katrina. Increased gasoline prices could adversely affect consumer spending, including spending on apparel. In addition, higher fuel prices could cause our operating expenses to increase, especially with respect to warehousing and freight. Any significant decrease in sales or increase in expenses as a result of higher fuel prices could adversely affect our results of operations.

IF NEW LEGISLATION RESTRICTING THE IMPORTATION OR INCREASING THE COST OF
TEXTILES AND APPAREL PRODUCED ABROAD IS ENACTED, OUR BUSINESS COULD BE ADVERSELY
AFFECTED.

         Legislation that would restrict the importation or increase the cost of textiles and apparel produced abroad has been periodically introduced in
Congress. The enactment of new legislation or international trade regulation, or executive action affecting international textile or trade agreements, could adversely affect our business. International trade agreements that can provide for tariffs and/or quotas can increase the cost and limit the amount of product that can be imported.

         The quota system established by the World Trade Organization was eliminated on December 31, 2004. We cannot be certain of the full impact that this elimination will have on international trade in general and the apparel industry in particular. We also cannot be certain of the impact of quota elimination on our business, including increased competition that could result from the importation of an increasing amount of lower priced apparel into the
United States. Notwithstanding quota elimination, China's accession agreement for membership in the WTO provides that WTO member countries, including the
United States, may re-impose quotas on specific product. In May 2005, the United
States imposed unilateral quotas on several product categories, limiting growth in imports of these categories to 7.5% a year. We are unable to assess the potential for additional action by the United States government with respect to these or other product categories in the event that the quantity of imported apparel significantly disrupts the apparel market in the United States.
Additional action by the United States in response to a disruption in its apparel market could limit our ability to import apparel and increase our costs.

OTHER RISKS RELATING TO OWNERSHIP OF OUR COMMON STOCK

TWO PERSONS ARE IN A POSITION TO SUBSTANTIALLY CONTROL MATTERS REQUIRING A
STOCKHOLDER VOTE.

         As of September 30, 2005, Morris Goldfarb, our Chairman and Chief
Executive Officer, and his father, Aron Goldfarb, our founder and former director, beneficially owned an aggregate of approximately 48.1% of our outstanding common stock. As a result, if they vote together, they effectively have the ability to control the outcome on all matters requiring stockholder approval including, but not limited to, the election of directors and any merger, consolidation or sale of all or substantially all of our assets. They also have the ability to control our management and affairs.

THE PRICE OF OUR COMMON STOCK HAS FLUCTUATED SIGNIFICANTLY AND COULD CONTINUE TO
FLUCTUATE SIGNIFICANTLY.

         Between February 1, 2004 and September 30, 2005, the market price of our common stock has ranged from a low of $5.69 to a high of $11.89 per share.
The market price of our common stock may change significantly in response to various factors and events beyond our control, including:

             o     fluctuations in our quarterly revenues or those of our
                   competitors as a result of seasonality or other factors;

             o     a shortfall in revenues or net income from that expected by securities analysts and investors;

             o     changes in securities analysts' estimates of our financial performance or the financial performance of our competitors or companies in our industry generally;

             o     announcements concerning our competitors;

             o     changes in product pricing policies by our competitors or our customers;

             o     general conditions in our industry; and

             o     general conditions in the securities markets.

         In addition, the selling stockholders are registering 581,666 shares of our common stock included in this prospectus, which represents approximately
7.1% of our outstanding shares of common stock as of September 30, 2005. The average daily and weekly trading volume of our common stock on the Nasdaq
National Market is significantly lower than the number of shares covered by this prospectus. Sales of our common stock pursuant to this prospectus could negatively impact the price of our common stock.

THE FAILURE TO COMPLY WITH THE INTERNAL CONTROL EVALUATION AND CERTIFICATION
REQUIREMENTS OF SECTION 404 OF SARBANES-OXLEY ACT COULD HARM OUR RESULTS OF
OPERATIONS.

         We are required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002 by
no later than the end of our 2007 fiscal year. We have recently begun the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404. This process may divert internal resources and will take a significant amount of time and effort to complete. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as outside auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to be compliant with Section 404. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in our being unable to obtain an unqualified report on internal controls from our independent auditors.

                                       10

                                    BUSINESS

COMPANY OVERVIEW

         G-III designs, manufactures, imports and markets an extensive range of outerwear and sportswear including coats, jackets, pants, skirts and other sportswear items, as well as women's suits, handbags and accessories, under licensed labels, our own proprietary labels and private retail labels. Our strategy is based upon delivering superior apparel value to the retail consumer through recognizable brands. We distribute our products through a broad mix of retail partners at a variety of price points.

         The sale of licensed products is a key element of our strategy. We have been distributing products under licensed brands for over ten years. We have licenses to produce products under the Kenneth Cole New York, Reaction Kenneth
Cole, Calvin Klein, ck Calvin Klein, Nine West, Cole Haan, Guess?, Jones New
York, Jones NY Collection, Sean John, Cece Cord, IZOD, St. John, House of
Dereon, Ellen Tracy, Tommy Hilfiger, Donald Trump, James Dean, Bill Blass,
Blassport, London Fog, Pacific Trail and BCBG by Max Azria fashion labels. We are also licensed to produce products containing trademarks of the National
Football League, National Basketball Association, Major League Baseball,
National Hockey League, Louisville Slugger, Nascar, World Poker Tour, and many colleges and universities located in the United States.

         During fiscal 2005, we continued to expand our portfolio of licensed fashion brands. We entered into a long-term license agreement with Cece Cord for handbags, accessories and apparel. We have begun building this brand carefully with the initial product being luxury handbags. We signed a license agreement with Phillips-Van Heusen with respect to their IZOD brand for men's and women's non-leather outerwear and added Kenneth Cole men's outerwear to our business while also extending our Kenneth Cole women's outerwear license. In March 2005, we announced a license to manufacture a young, contemporary women's outerwear line for House of Dereon, a brand by the entertainer, Beyonce Knowles.

         We also expanded our portfolio of sports licenses during fiscal 2005.
Our agreement with NFL Properties was renewed for two years, effective April 1,
2005. We will continue to manufacture and market a comprehensive line of adult outerwear under a variety of NFL trademarks. In addition, we added a license with World Poker Tour for men's and women's casual sportswear and outerwear.

         In July 2005, we acquired the stock of Marvin Richards and the operating assets of Winlit. As a result of the Marvin Richards acquisition, we added licenses for men's and women's outerwear under the Calvin Klein brand name and women's outerwear under the St. John brand name. We also acquired Marvin
Richards own proprietary label. As a result of acquiring Winlit's assets, we added licenses for men's and women's outwear under the Guess? brand, leather outerwear under the Tommy Hilfiger brand, as well as licenses for Ellen Tracy,
London Fog, Pacific Trail and BCBG by Max Azria. We also acquired Winlit's own proprietary label.

         In September 2005, we entered into a license agreement to manufacture and distribute women's better suits under the Calvin Klein label.

         Proprietary labels under which we currently sell product include G-III,
Black Rivet, Siena Studio, Colebrook & Co., JLC, J.L. Colebrook, Colebrook,
Colebrook Essentials, Colebrook Classics, G-III by Carl Banks, Marvin Richards,
Winlit, NY 10018 and LNR.

         We operate our business in two segments, licensed apparel and non-licensed apparel. The licensed apparel segment includes sales of apparel brands licensed by us from third parties. The non-licensed apparel segment principally includes sales of apparel under our own brands and private label brands owned by

                                       11

retailers, as well as commission fee income received on sales that are financed by and shipped directly to our customers.

PRODUCTS - DEVELOPMENT AND DESIGN

         G-III manufactures and markets women's and men's apparel at a wide range of retail sales prices. Our product offerings primarily include leather, wool and textile outerwear, sportswear and women's suits. We sell products under licensed brand names, our own brand names and private retail labels.

         G-III's licensed apparel consists of both men's and women's products.
Our strategy is to seek licenses that will enable us to offer a range of products targeting different price points and different tiers of distribution.
Women's licensed apparel includes leather, wool and textile garments that sell at retail prices generally ranging from $100 for sportswear items to $3,500 for outerwear. Men's licensed apparel consists of leather and textile garments that generally sell at retail prices ranging from $50 for sportswear items to $2,000 for outerwear.

         We work closely with our licensors in creating designs and styles for each licensed brand sold by us. Licensors generally must approve, products to be sold under their brand names prior to production by us.

         G-III's proprietary branded apparel also consists of both men's and women's products. The Black Rivet, Colebrook, Colebrook Essentials, Colebrook
Classics, Marvin Richards, Winlit and NY 10018 lines of women's apparel consist of moderately priced women's outerwear and sportswear that typically sell at retail prices from $40 for sportswear items to $250 for outerwear. Products in our men's outerwear lines primarily consisting of leather outerwear, sold under the G-III, Colebrook and Winlit labels, typically have retail prices between $40 and $400. Siena Studio and LNR, our bridge-priced lines of women's leather and textile apparel, primarily consist of jackets, skirts and related sportswear separates with retail prices from $100 for skirts to $700 for outerwear.

         We also work with retail chains in developing product lines sold under private labels. We meet frequently with department and specialty chain store buyers who custom order products by color, fabric and style. These buyers may provide samples to us or may select styles already available in our showrooms.
We believe we have established a reputation among these buyers for the ability to arrange for the manufacture of apparel on a reliable, expeditious and cost-effective basis.

         Our in-house designers are responsible for the design and look of our licensed and non-licensed products. We respond to style changes in the apparel industry by maintaining a continuous program of style, color, leather, and fabric selection. In designing new products and styles, we attempt to incorporate current trends and consumer preferences in our product offerings. We seek to design products in response to trends in consumer preferences, rather than to attempt to establish market trends and styles.

         Design personnel meet regularly with our sales and merchandising department, as well as with the design and merchandising staffs of our licensors, to review market trends, sales results and the popularity of our latest products. In addition, our representatives regularly attend trade and fashion shows and shop at fashion forward stores in the United States, Europe and the Far East. Their efforts include extensive research using trend and color services. They present sample items to us along with their evaluation of the styles expected to be in demand in the United States. We also seek input from selected customers with respect to product design. We believe that our sensitivity to the needs of retailers, coupled with the flexibility of our production capabilities and our continual monitoring of the retail market, enables us to modify designs and order specifications in a timely fashion.

                                       12

MANUFACTURING AND SOURCING

         G-III imports its products from independent manufacturers located primarily in China and, to a lesser extent, in South Korea, the Ukraine, Eastern
Europe, the Dominican Republic, Macau, Sri Lanka and Vietnam. A small portion of our garments is manufactured in the United States.

         In January 2005, we sold our joint venture interest in a factory in
Northern China to our joint venture partner. We manufactured approximately 12%
of our products at this factory in fiscal 2005. We expect to continue to source comparable unit levels of production through this factory, although the percentage of our products from this factory will decrease as a result of our recent acquisitions. As of July 31, 2005, we continued to employ 18 people at this factory to perform quality control and supervisory functions.

         We have opened two representative offices in China. As a result, we are also in the process of closing our branch office in Korea that had acted as a liaison between us and manufacturers in the Far East. Our new offices are located in Qingdao and Hangzhou, China. Because a majority of our production is being sourced in China, we believe it is more efficient to provide the liaison functions in closer proximity to where the manufacturing occurs. Our China offices perform the functions that had previously been performed in Korea. At
July 31, 2005, we had 34 employees in our Qingdao branch office, 9 employees in our Hangzhou branch office and 4 employees remaining in our South Korean office.

         G-III's headquarters provides these liaison offices with production orders stating the quantity, quality and types of garments to be produced.
Liaison office personnel negotiate and place orders with one or more manufacturers. In allocating production among independent suppliers, we consider a number of criteria, including quality, availability of production capacity, pricing and ability to meet changing production requirements.

         To facilitate better service for our customers and accommodate the volume of manufacturing in the Far East, we also have an office in Hong Kong.
Similar to the offices in China, the Hong Kong office acts as a liaison between
G-III and various manufacturers of textile and leather apparel located in China.
We utilize our domestic and Hong Kong office employees to monitor production at each manufacturer's facility to ensure quality control, compliance with our specifications and timely delivery of finished garments to our distribution facilities or customers. At July 31, 2005, the Hong Kong office employed 3 persons.

         In connection with the foreign manufacture of our apparel, manufacturers purchase leather skins under our direction. In addition, they purchase necessary "submaterials" (such as linings, zippers, buttons and trimmings) according to parameters specified by us. Prior to commencing the manufacture of garments, samples of the skins or submaterials are sent to us for approval. We regularly inspect and supervise the manufacture of products for us in order to ensure timely delivery, maintain quality control and monitor compliance with our manufacturing specifications. We also inspect finished apparel at the factory site.

         The manufacture of the substantial majority of our apparel is performed manually. A pattern is used in cutting fabric to panels that are assembled in the factory. All submaterials are also added at this time. Products are inspected throughout this process to insure that the design and quality specifications of the order provided by us are being maintained as the garment is assembled. After pressing, cleaning and final inspection, the garment is labeled and ready for shipment. A final random inspection occurs when the garments are packed for shipment.

         We generally arrange for the production of apparel on a purchase order basis, with each order to a foreign manufacturer generally backed by an irrevocable international letter of credit. Substantially all letters of credit arranged by us require as a condition, among others, of release of funds to the manufacturer that an inspection certificate be signed by our representative.
Accordingly, if an order is not filled, the letter of credit

                                       13

is not paid and we do not bear the risk of liability for the goods being manufactured. We assume the risk of loss predominantly on a F.O.B. basis when goods are delivered to a shipper and are insured against casualty losses arising during shipping.

         As is customary in the apparel industry, we have not entered into any long-term contractual arrangements with any contractor or manufacturer. We believe that the production capacity of foreign manufacturers with whom we have developed, or are developing, a relationship is adequate to meet our apparel production requirements for the foreseeable future. We believe that alternative foreign apparel manufacturers are readily available.

         Until January 1, 2005, our textile apparel was subject to quota restrictions. Quota represented the right to export amounts of certain categories of merchandise into a country. On January 1, 2005, pursuant to the
Agreement on Textiles and Clothing, quota on textile and apparel products was eliminated for World Trade Organization, or WTO, members, including the United
States. China's accession agreement for membership in the WTO provides that WTO member countries may re-impose quotas on specific categories of products if it is determined that imports from China have surged and are threatening to create a market disruption for these categories of products. In May 2005, the United
States imposed unilateral quotas on several product categories, limiting growth in imports of these categories to 7.5% a year. Currently, these limitations do not apply to products imported by us from China. It is too soon for us to assess the effect of the elimination of quotas and the reimposition of quotas by the
United States.

         Our arrangements with textile manufacturers and suppliers are subject to requisite customs clearances for textile apparel and the imposition of export duties. United States Customs duties on our textile apparel presently range from duty free to 28%, depending upon the type of fabric used and how the garment is constructed. Countries in which our products are manufactured and sold may, from time to time, impose new duties, tariffs, surcharges or other import controls or restrictions or adjust prevailing duty or tariff levels. We continually monitor duty, tariff and other import restriction developments. We seek to minimize our potential exposure to import related risks through, among other measures, geographical diversification of manufacturing sources and shifts of production among countries and manufacturers. Virtually all of our imported leather products are subject to United States Customs duties of approximately 6%.

         A majority of all finished goods manufactured for us is shipped to our
New Jersey warehouse and distribution facilities or to designated third party facilities for final inspection and allocation and reshipment to customers. The goods are delivered to our customers and us by independent shippers, choosing the form of shipment (principally ship, truck or air) based upon a customer's needs, cost and time considerations.

MARKETING AND DISTRIBUTION

         G-III's products are sold primarily to department, specialty and mass merchant retail stores in the United States. We sell to approximately 3,000 customers, ranging from national and regional chains of specialty retail and department stores, whose annual purchases from us exceed $1 million, to small specialty stores whose annual purchases from us are less than $1,000.

         Sales to the Sam's Club and Wal-Mart divisions of Wal-Mart Stores, Inc.
accounted for an aggregate of 20.2% of our net sales in fiscal 2003, 15.3% of our net sales in fiscal 2004 and 15.0% of our net sales in fiscal 2005. The loss of this customer, or a significant reduction in purchases by this customer, could have a material adverse affect on our results of operations. No other customer accounted for more than 8% of our net sales during any of these three fiscal years.

         Almost all of our sales are made in the United States. We also market our products in Canada, Europe and the Far East, which account for less than 1%
of our total net sales.

                                       14

         Along with our foreign offices, our trading company subsidiary, Global
International Trading Company, or Global, located in Seoul, Korea, had assisted in providing services to our customers. In connection with our opening of the two new representative offices in China, Global transitioned these functions to our China offices. The functions include managing a sample room and assisting in the procurement of finished garments. As of July 31, 2005, Global had no employees.

         G-III's products are sold primarily through a direct sales force that consisted of 52 employees as of July 31, 2005. Our principal executives are also actively involved in sales of our products. Some of our products are also sold by various retail buying offices and independent sales representatives located throughout the United States. Final authorization of all sales of products is solely through our New York showrooms, enabling our management to deal directly with, and be readily accessible to, major customers, as well as to more effectively control our selling operations.

         Brand name products sold by us pursuant to a license agreement are promoted by institutional and product advertisements placed by the licensor. Our license agreements generally provide that we are required to pay the licensor a fee, based on a percentage of net sales of licensed product, to pay for a portion of these advertising costs. We may also be required to spend a specified percentage of net sales of a licensed product on advertising placed by us.

         We primarily rely on our reputation and relationships to generate business in our non-licensed segment. We believe we have developed a significant customer following and positive reputation in the industry, as a result of, among other things, standards of quality control, on-time delivery, competitive pricing and willingness and ability to assist customers in their merchandising of our products. In addition, we have, to a limited extent, advertised our own labels and engaged in cooperative advertising programs with retailers. We believe we have developed brand awareness of our own labels primarily through our reputation, consumer acceptance and the fashion press.

RAW MATERIALS

         We purchase most products manufactured for us on a finished goods basis. Raw materials used in the production of our apparel are available from numerous sources. The leather apparel industry competes with manufacturers of other leather products for the supply of leather. Leather skins are a byproduct.
Accordingly, raw material costs for leather products are impacted by changes in meat consumption worldwide, as well as by the popularity of leather products.

         We are not aware of any manufacturer of our apparel not being able to satisfy its requirements for any required raw materials due to an inadequacy of supply.

LICENSING

         The sale of licensed products is a key element of our strategy and we have continually expanded our offerings of licensed products over the past ten years.

         During fiscal 2005, we expanded our license with Kenneth Cole
Productions to include men's outerwear under the Kenneth Cole New York and
Reaction Kenneth Cole fashion labels, while also extending our license for
Kenneth Cole women's outerwear. We entered into license agreements with Cece
Cord for handbags, accessories and apparel, and with Phillips-Van Heusen
Corporation with respect to its IZOD brand for men's and women's non-leather outerwear. Our initial products under the CeCe Cord label are luxury handbags.
We began shipping men's IZOD product for the 2005 fall season and women's IZOD product for the 2005 holiday season.

                                       15

         We expanded our portfolio of sports apparel licenses to include the
World Poker Tour for men's and women's casual sportswear and outerwear, NASCAR for activewear and outerwear for men, women and juniors and The Yard for men's and women's apparel and outerwear. We also extended our agreement with NFL
Properties for a two year period effective April 1, 2005.

         In March 2005, we announced a license to manufacture a young, contemporary women's outerwear line for House of Dereon, a brand by the entertainer, Beyonce Knowles. We launched this line for the 2005 holiday season.

         As a result of our two acquisitions in July 2005, we have added licenses for Calvin Klein, St. John, Guess?, Tommy Hilfiger, Ellen Tracy, London
Fog, Pacific Trail and BCBG MaxAzria.

         In September 2005, we entered into a license agreement to manufacture and distribute women's better suits under the Calvin Klein label.

         The following table sets forth for each of our principal licenses the date on which the current term ends and the date on which any potential renewal term ends:

                                                                   DATE CURRENT                 DATE POTENTIAL
                         LICENSE                                     TERM ENDS                RENEWAL TERM ENDS
                         -------                                     ---------                -----------------

Kenneth Cole NY/Reaction Kenneth Cole..................           December 31, 2008           December 31, 2012
Calvin Klein (Men's)...................................           December 31, 2010           December 31, 2015
Calvin Klein (Women's).................................           December 31, 2008           December 31, 2013
Calvin Klein (Women's Suits)                                      December 31, 2011                        None
Cole Haan..............................................            January 31, 2007                        None
Guess/Guess? (Women's).................................           December 31, 2009                        None
Guess/Guess? (Men's)...................................           December 31, 2009                        None
Jones New York/Jones NY Collection.....................            January 31, 2007            January 31, 2009
Sean John..............................................            January 31, 2007            January 31, 2010
Cece Cord..............................................            January 31, 2024                        None
Izod...................................................           December 31, 2007           December 31, 2013
St. John...............................................           February 28, 2006                        None
House of Dereon........................................            January 31, 2009            January 31, 2012
Ellen Tracy/Linda Allard Ellen Tracy/
Company Ellen Tracy....................................           December 31, 2007           December 31, 2010
Tommy Hilfiger.........................................              March 31, 2009                        None
Bill Blass/Blassport...................................            January 31, 2006            January 31, 2009
National Football League...............................              March 31, 2007                        None
National Basketball Association........................          September 30, 2006                        None
Major League Baseball..................................           December 31, 2007                        None
National Hockey League.................................            January 30, 2006                        None
NHL Canada.............................................           December 31, 2005                        None
Hardwood Classics......................................          September 30, 2005                        None
Collegiate Licensing Company...........................              March 31, 2007                        None
CLC/The Yard...........................................               June 30, 2006                        None
Louisville Slugger.....................................            January 31, 2008            January 31, 2011
United States Tennis Association.......................           December 31, 2005                        None
James Dean Leather.....................................           December 31, 2006           December 31, 2010
James Dean Denim.......................................           December 31, 2006                        None
NASCAR.................................................           December 31, 2005                        None
World Poker Tour.......................................          September 30, 2007                        None

                                       16

                                                                   DATE CURRENT                 DATE POTENTIAL
                         LICENSE                                     TERM ENDS                RENEWAL TERM ENDS
                         -------                                     ---------                -----------------

Donald Trump...........................................            January 31, 2009            January 31, 2012
BCBG Max Azria.........................................           December 31, 2005                        None
London Fog/Limited Edition by London Fog...............           December 31, 2005                        None
Pacific Trail/Northern Exposure........................           December 31, 2006           December 31, 2009

         Under our licensing agreements, we are generally required to achieve minimum net sales of licensed products, pay guaranteed minimum royalties, make specified royalty and advertising payments, usually based on a percentage of net sales of licensed products, and receive prior approval of the licensor as to all elements of a garment prior to production. If we do not satisfy any of these requirements, a licensor usually will have the right to terminate our license.

         Our ability to extend the current term of a license agreement is usually subject to attaining minimum sales and/or royalty levels and to our compliance with all of the terms of the agreement. In addition, other criteria may also impact our ability to renew a license. We cannot be sure that we will be able to renew a license agreement when it expires even if we desire to do so.

         In November 2004, we entered into a license agreement with Kenneth Cole
Productions (LIC), Inc. to manufacture, market and distribute men's and women's outerwear under the "Kenneth Cole New York" and "Reaction Kenneth Cole"
trademarks. We previously had a license agreement with Kenneth Cole Productions for these trademarks for women's outerwear that was to expire December 31, 2004.
The new agreement expands our relationship with Kenneth Cole Productions from the prior agreement to include both women's and men's outerwear.

         The license agreement, which was effective January 1, 2005, is for a term of four years with one four-year renewal term, subject to satisfying certain performance conditions, including achieving certain levels of net sales.
The agreement provides for the payment to Kenneth Cole Productions of a license acquisition fee payable one third at signing and the remainder in equal annual installments over the term of the agreement, as well as the issuance of 50,000 shares of our common stock to Kenneth Cole Productions. Under the terms of the agreement, we are required to achieve minimum net sales of licensed product each year, make royalty and advertising payments to Kenneth Cole Productions based on a percentage of net sales, pay guaranteed minimum royalty and advertising payments to Kenneth Cole Productions each year and spend amounts to promote and market licensed products based on a percentage of net sales.

         We continue to seek other opportunities to enter into license agreements in order to expand our product offerings under nationally recognized labels and broaden the markets that we serve. Revenues from the sale of licensed products accounted for 68.0% of our net sales during fiscal 2005 compared to
78.4% of our net sales in fiscal 2004 and 52.8% of our net sales in fiscal 2003.
In fiscal 2005, the decrease in sales of licensed product as a percentage of total net sales was primarily attributable to our largest customer shifting from orders for licensed product to orders for our proprietary branded product. The significant increase in fiscal 2004 compared to fiscal 2003 in the percentage of our net sales accounted for by licensed products was the result of increased sales of our licensed sports apparel and the shift in sales to our largest customer from primarily proprietary branded product to primarily licensed product.

SEASONALITY

         Retail sales of outerwear apparel have traditionally been seasonal in nature. Although we sell our apparel products throughout the year, net sales in the months of July through November accounted for approximately 74% of our net sales in fiscal 2005, 75% of our net sales in fiscal 2004 and 76% of our net sales

                                       17

in fiscal 2003. The July through November time frame is expected to continue to provide a disproportionate amount of our net sales.

ORDER BOOK

         A portion of our orders are short-term purchase orders from customers who place orders on an as-needed basis. Information relative to open purchase orders at any date may also be materially affected by, among other things, the timing of the initial showing of apparel to the trade, as well as by the timing of recording of orders and shipments. As a result, we do not believe that disclosure of the amount of our unfilled customer orders at any time is meaningful.

TRADEMARKS

         Several trademarks owned by us have been granted federal trademark protection through registration with the U.S. Patent and Trademark Office, including G-III, G-III (& Design), J.L. Colebrook, JLC, Colebrook & Co., Ladies
First by G-III/Carl Banks, American Classics By Colebrook, Black Rivet & Design
[lower diamond], Black Rivet, Black Rivet & Design [upper diamond], Black Rivet
& Design [circles and diamond], ColeB Co. (& Design), Siena Studio and Sports 58
(& Design). We have applications for several additional marks pending before the
U.S. Patent and Trademark Office.

         On July 11, 2005, we acquired trademarks previously owned by Winlit
Group, Ltd., including WINLIT, WINLIT (Stylized), LNR, LNR (Stylized) and NY
10018.

         We have been granted trademark registration for G-III in Canada, the
European Union, France and Mexico, for J.L. Colebrook in Canada, France, Great
Britain, Mexico and the European Union, and for J.L.C. (& Design) and JLC (&
Design) in Canada. We acquired the J. Percy Sport, Marvin Richards and J. Percy
For Marvin Richards United Kingdom trademarks upon the completion of our acquisition of Marvin Richards. We also have applications pending in Canada, the
European Union and Russia.

         Although we regard our trademarks as valuable assets and intend to vigorously enforce our trademark rights, we do not believe that any failure to obtain federal trademark registrations for which we have applied would have a material adverse effect on us.

EMPLOYEES

          As of July 31, 2005, we had 459 full-time employees, of whom 96 worked in executive, administrative or clerical capacities, 168 worked in design, merchandising and manufacturing, 125 worked in warehouse facilities, and 52 worked in sales. We employ both union and non-union personnel and believe that our relations with our employees are good. We have not experienced any interruption of any of our operations due to a labor disagreement with our employees.

          We are a party to an agreement with the Amalgamated Clothing and
Textile Workers Union, covering approximately 80 full-time employees as of July
31, 2005. This agreement, which is currently in effect through October 31, 2005, automatically renews on an annual basis thereafter unless terminated by us or the union prior to September 1 of that year.

PROPERTIES

          Our executive offices, sales showrooms and support staff are located at 512 Seventh Avenue, which is one of the leading apparel buildings in New York
City. We lease an aggregate of approximately 42,500 square feet in this building through March 31, 2011 at a current aggregate annual rent of approximately $1.2 million.

                                       18

We also lease approximately 4,000 square feet at a current annual rent of
$88,000 in an adjoining building at 500 Seventh Avenue for additional design staff.

          We assumed leases for an additional 28,000 square feet of office and showroom space at 512 Seventh Avenue in connection with our acquisition of
Marvin Richards. The current aggregate annual rent for this space is $500,000.
One of these leases expires in January 2008 and the other expires in December
2013. We assumed a lease for office and showroom space at 463 Seventh Avenue in connection with the Winlit transaction. The current annual rent is approximately
$440,000 and the lease expires in December 2011.

          Our warehouse and distribution facility, located in Secaucus, New
Jersey, contains approximately 110,000 square feet. In February 2005, we extended the lease on this facility through February 2011. As part of the new lease, we leased an additional 95,000 square feet of adjacent space that will be available to us on October 1, 2005. Annual rent for the entire premises will be approximately $1.2 million starting October 1, 2005. The additional space will be used for product distribution. We obtained the additional space to reduce our reliance on third party warehouses and accommodate the additional volume we anticipate being generated from our newly signed licenses. We expect the renovation of the new and existing space to cost approximately $700,000. We assumed the lease of additional warehouse space in Edison, New Jersey in connection with our acquisition of Marvin Richards. The Edison facility contains approximately 89,000 square feet of space. Annual rent for the premises is approximately $426,000. The lease expires in January 2007.

          A majority of our finished goods is shipped to our New Jersey distribution facilities for final reshipment to customers. We also use third-party warehouses to accommodate our finished goods storage and reshipment needs.

          We also lease office space at 345 West 37th Street in New York City.
This space is leased from a corporation owned by Morris Goldfarb and Aron
Goldfarb. Aggregate payments under this lease in fiscal 2005 were $200,000. We lease three floors in the building as well as parking spaces and a billboard.
Total leased space in this building is approximately 10,100 square feet.

                                       19

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by the selling stockholders of the common stock offered by this prospectus.

                              SELLING STOCKHOLDERS

         We are registering for resale by the selling stockholders 581,666 of our shares of common stock that were acquired directly from us, as further described under the heading "Summary--Shares Offered."

         In connection with the issuance of these shares, we agreed to file the registration statement of which this prospectus forms a part with the SEC covering the resale of the shares of common stock. We also agreed to prepare and file all amendments and supplements necessary to keep the registration statement effective until the earlier of July 11, 2006 and such time as all of the shares of common stock to which this prospectus relates have been sold.

         We prepared the following table based on the information provided to us by the selling stockholders named in the table. The selling stockholders may, however, have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided such information. Except as set forth in the footnotes to the following table, none of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.

         We do not know when or in what amounts a selling stockholder may offer shares of common stock for sale. The selling stockholders may choose not to sell any of the shares of common stock offered by this prospectus. Because the selling stockholders may offer all, some, or none of their shares of common stock pursuant to this offering, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of the following table, we have assumed that the selling stockholders will sell all of the shares of common stock covered by this prospectus, and that, therefore, there will be no shares of common stock beneficially owned by the selling stockholders after the offering.

         Under the rules of the SEC, beneficial ownership includes shares of common stock over which the indicated beneficial owner exercises voting or investment power. Unless otherwise indicated in the footnotes below, we believe that the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

                                       20

                                                                                              NUMBER OF SHARES
                                                 SHARES               NUMBER OF SHARES       BENEFICIALLY OWNED
         SELLING STOCKHOLDER               BENEFICIALLY OWNED          TO BE OFFERED         AFTER THE OFFERING
         -------------------               --------------------        -------------         --------------------
                                            NUMBER         %(1)                               NUMBER        %(1)
                                            ------         ----                               ------        -----

Sammy Aaron(2)......................        224,167        2.7%           224,167                --           --
Lee Lipton(3).......................        115,833        1.4%           115,833                --           --
Andrew Reid(4)......................        115,833        1.4%           115,833                --           --
John Pollack........................         35,833         *              35,833                --           --
David Winn(5).......................         62,500(6)      *              50,000            12,500(6)         *
Richard Madris......................         30,000         *              30,000                --           --
Geoffrey Freeman(7).................         10,000         *              10,000                --           --

-------------

*    Less than 1%

(1)  Calculated based on Rule 13d-3(d)(1) of the Securities Exchange Act of
     1934, as amended, or Exchange Act, assuming 8,151,864 shares of Common
     Stock outstanding as of September 30, 2005.

(2)  Sammy Aaron has been a director and executive officer of G-III Apparel
     Group, Ltd., and the President of our Marvin Richards division, since July
     11, 2005.

(3)  Lee Lipton has been employed as Vice President of our Marvin Richards division since July 11, 2005.

(4)  Andrew Reid has been employed as Vice President of our Marvin Richards division since July 11, 2005.

(5)  David Winn has been employed as President of our Winlit division since July
     11, 2005.

(6)  Includes 12,500 shares of Common Stock that may be acquired upon exercise of options.

(7)  Geoffrey Freeman has been employed as Vice President of our Winlit division since July 11, 2005.

                                       21

                              PLAN OF DISTRIBUTION

         The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares of common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares of common stock:

         o    ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o    block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o    purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o    an exchange distribution in accordance with the rules of the applicable exchange;

         o    privately negotiated transactions;

         o    short sales;

         o    broker-dealers may agree with the selling stockholders to sell a specified number of such shares of common stock at a stipulated price per share;

         o    a combination of any such methods of sale; and

         o    any other method permitted pursuant to applicable law.

         If permitted by applicable securities laws, the selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares of common stock in connection with these trades.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares of common stock, from the purchaser)
in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the applicable selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock if liabilities are imposed on that person under the Securities Act.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities
Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for

                                       22

purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be
"underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay the fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

         The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of our common stock and activities of the selling stockholders.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby has been passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.

                                     EXPERTS

         The consolidated financial statements of G-III Apparel Group, Ltd.
appearing in G-III Apparel Group's Annual Report (Form 10-K) for the year ended
January 31, 2005 (including schedules appearing therein), have been audited by
Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.
Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The combined financial statements of J. Percy for Marvin Richards, Ltd.
and CK Outerwear, LLC as of December 31, 2004 and the related combined statements of operations, owners' equity, and cash flows for the year then ended appearing in our Form 8-K/A filed on September 27, 2005, incorporated herein by reference, have been audited by Eisner LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                       23

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Statements in this prospectus (including the documents incorporated by reference in this prospectus) concerning our business outlook or future performance; anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements" as that term is defined under U.S. federal securities laws. We generally use words such as
"believe," "may," "could," "will," "intend," "estimate," "expect," "anticipate,"
"plan," and similar expressions to identify forward-looking statements.
Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated
in such statements. These risks, uncertainties and factors include, but are not limited to: reliance on licensed product, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, general economic conditions, as well as other risks detailed in our filings with the SEC.
Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and we cannot assure you that our future results, levels of activity, performance or achievements will meet these expectations. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Exchange Act and, accordingly, file reports, proxy statements and other information with the
SEC. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street, N.E.,
Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges.

                                       24

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" in this prospectus the information that we file with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the completion of the offering covered by this prospectus:

         o    Our annual report on Form 10-K for the year ended January 31,
              2005;

         o    Our quarterly reports on Form 10-Q for the quarters ended April
              30, 2005 and July 31, 2005;

         o    Our current reports on Form 8-K filed on June 15, 2005, July 15,
              2005 and September 19, 2005 and on Form 8-K/A filed on September
              27, 2005; and

         o    The description of our common stock contained in our registration statement on Form 8-A dated December 13, 1989.

         This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. You should review these reports, as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

         Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus.

         Requests for such documents should be directed to:

              Neal Nackman
              Chief Financial Officer
              G-III Apparel Group, Ltd.
              512 Seventh Avenue
              New York, New York  10018
              (212) 403-0500

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